Exhibit 10.2
FIRST AMENDMENT TO EXPORT-IMPORT BANK
LOAN AND SECURITY AGREEMENT
     This First Amendment (“First Amendment”) dated as of April 19, 2007, for reference purposes, is made to the EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (the “Exim Agreement”) entered into as of January 16, 2007, by and between Mid-Peninsula Bank, part of Greater Bay Bank N.A. (“Bank”) and Iridex Corporation (“Borrower”), relating to a working capital facility provided to Borrower by Bank and guaranteed by Export-Import Bank of the United States in the principal amount of up to $3,000,000.
Recitals
     A.     Based upon the financial performance of Borrower during the quarter ended March 31, 2007, Borrower has requested a waiver of certain covenants contained in the Exim Agreement.
     B.     Borrower also has requested an adjustment to the Exim Committed Line to increase the limit of the principal amount under the Exim Committed Line to $5,000,000.
     C.     Bank is willing to provided a one-time waiver of certain covenants of the Exim Agreement as expressly provided in the waiver letter (“Waiver Letter”) dated the same date as this First Amendment on the conditions and subject to the terms of this First Amendment and an amendment to that certain Business Loan and Security Agreement entered into as of January 16, 2007, by and between Bank and Borrower, similar to this First Amendment and dated the same date as this First Amendment, and also is willing to increase the limit of the principal amount under the Exim Committed Line to $5,000,000.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged and confirmed, the parties agree as follows:
     1.     This First Amendment shall amend, modify and supersede as expressly described below, or to the extent of any inconsistencies, the provisions of the Exim Agreement. Except as expressly amended hereby, all provisions of the Exim Agreement shall remain in full force and effect and the parties hereby ratify the terms and conditions of the Exim Agreement as amended herein. All defined terms used in this First Amendment shall have the same meanings ascribed to them in the Exim Agreement unless otherwise expressly defined herein.
     2.     The definition of “Exim Committed Line” under Section 1.1 of the Exim Agreement, is deleted and replaced in its entirety with the following definition: “Exim Committed Line” means a credit extension of up to five million and no/100 Dollars ($5,000,000).
     3.     The first sentence of under Section 2.1.1(a), Revolving Advances, of the Exim Agreement is deleted and replaced in its entirety with the following sentence: Subject to the terms and conditions of this Exim Agreement and the Domestic Agreement, Bank agrees to make Advances to Borrower in an aggregate amount outstanding at any time not to exceed (i) the Exim Committed Line or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (iii) minus the amount by which the then outstanding aggregate advances to Borrower under the Line of Credit facility under the Domestic Agreement exceed $1,000,000.
     4.     The third sentence of under Section 4.1, Grant of Security Interest, of the Exim Agreement is deleted and replaced in its entirety with the following sentence: Without limiting Bank’s security interest in all of Borrower’s Deposit Accounts with Bank, Borrower shall deposit and maintain cash in one segregated Deposit Account with Bank as identified in Section 6.8(c)(i) below, and Bank will retain the rights of possession of such segregated Deposit Account, together with any evidence of such segregated Deposit Account such as certificates or passbooks, so long as any Obligations (except for inchoate indemnity obligations) are outstanding, and Borrower further acknowledges that during the continuance of any Event of Default Bank will place a “hold” on any and all Deposit Accounts pledged by Borrower under the terms of this Exim Agreement as Collateral to secure the Obligations.
     5.     Clause (c) under Section 6.3, Financial Statements, Reports, Certificates, of the Exim Agreement is deleted in its entirety eliminating the requirement of Borrower to provide to Bank a monthly affidavit of liquidity.
     6.     Clause (i) only of paragraph (c), Other Requirements, of Section 6.8, Financial Covenants and Ratios, of the Exim Agreement is deleted in its entirety eliminating the requirement of Borrower to maintain a minimum aggregate amount of Domestic Unrestricted Cash/Marketable Securities of $3,000,000.00 and replaced in its entirety with the following clause (i) under Section 6.8: (i) to deposit and maintain cash of not less than $3,800,000 in one segregated Deposit Account with Bank (account number 1101120495), which minimum amount Borrower acknowledges will be preserved in full and Borrower will not draw upon or reduce in any manner below such minimum amount so long as any Obligations (except for inchoate indemnity obligations) are outstanding;
     7.     At the end of paragraph (f) of Section 9.1, Rights and Remedies, the following provision is hereby added: , and without limiting the foregoing, Bank may take directly all funds in the Deposit Accounts and apply them to the Obligations. If any of the Deposit Accounts are subject to an early withdrawal penalty, that penalty shall be deducted from the Deposit Account before its application to the Obligations, whether the Deposit Account is with Bank or some other institution. Any excess funds remaining after application of the Deposit Account proceeds to the Obligations will be paid to Borrower as the interests of Borrower may appear. Borrower agrees, to the extent permitted by law, to pay any deficiency after application of the proceeds of the Deposit Accounts to the Obligations. Bank also shall have all the rights of a secured party under the California Uniform Commercial Code, even if any of the Deposit Accounts are not otherwise subject to such Code concerning security interests, and the parties to this Agreement agree that the provisions of the Code giving rights to a secured party shall nonetheless be a part of this Agreement.
     8.     To properly reflect the increase in the Exim Committed Line as set forth above, all references to “Commitment Amount: $3,000,000.00,” or any similar description, including reference to same in Exhibit D, Borrowing Base Certificate, of the Exim Agreement shall be changed to refer to the increase in such amount to $5,000,000.00.
     9.     To properly reflect the elimination of the monthly affidavit of liquidity as set forth above, all references to such prior requirement, including the reference in Exhibit E, Compliance

Certificate, of the Exim Agreement shall be deemed deleted.
     10.     Counterparts; Facsimile Signature Copies. This First Amendment may be executed in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument. Facsimile copies of the signatures set forth below will be deemed to be original signatures for all purposes.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this First Amendment as of the date first written above.

IRIDEX CORPORATION		MID-PENINSULA BANK — PART OF GREATER BAY BANK N.A
By:	/s/ Barry G. Caldwell	By:	/s/ Stephen G. Heitel
	Barry G. Caldwell, President & CEO		Stephen G. Heitel, President & CEO

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